EXHIBIT C

SMOKIN CONCEPTS DEVELOPMENT CORPORATION
UNAUDITED PRO FORMA FINANCIAL INFORMATION

On August 1, 2013, Smokin Concepts Development Corporation (“SCDC”) entered into a non-binding Letter of Intent (the “LOI”) with Bourbon Brothers Holding Company, LLC (“BBHC”).  Under the terms of the LOI, if BBHC and SCDC are able to successfully negotiate a definitive agreement, SCDC will acquire BBHC by having each member of BBHC contribute his membership interest in BBHC to SCDC in exchange for SCDC common stock (the “Transaction”) with BBHC anticipated to own approximately 80% of the issued and outstanding common stock post-Transaction. BBHC anticipates the definitive agreement, if successfully negotiated, would be executed in early November 2013.

The closing of these transactions is subject to certain contingencies, including the negotiation of definitive agreements for the Transaction, the absence of any material adverse change through the closing date in the businesses of BBHC and SCDC, respectively, a successful tax free spinout of 49% of the membership interests of Bourbon Brothers Southern Kitchen Colorado Springs, LLC (“BBCS” f/k/a Bourbon Brothers Smokehouse and Tavern, LLC is to own and operate a Bourbon Brothers restaurant in Colorado Springs, Colorado, with an anticipated opening date in December 2013) to BBHC’s current members prior to the Transaction and approval of the Transaction by the disinterested shareholders of SCDC. Additionally, the SCDC’s shareholders will be asked to approve amendments to the SCDC’s articles of incorporation to increase its authorized capital and to effect a name change if the Transaction occurs.

The accompanying unaudited pro forma balance sheet as of June 30, 2013, gives effect to the transaction as if it had been consummated on June 30, 2013. The unaudited pro forma statements of operations for the six months ended June 30, 2013, gives effect to the transaction as if it had been consummated at the beginning of the periods presented.

The unaudited pro forma financial information should be read in conjunction with the historical financial statements of SCDC as well as those of BBHC. The unaudited pro forma statement of operations does not purport to be indicative of the results of operations that would have actually been obtained had such transactions been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that SCDC believes are reasonable.

SMOKIN CONCEPTS DEVELOPMENT CORPORATION
 PROFORMA BALANCE SHEET
 (UNAUDITED)
 AS OF JUNE 30, 2013

	Smokin Concepts Develop.	Bourbon Brothers Holding Co.,		Proforma		Proforma
	Corp.	LLC	Total	Adjustments		Total
	(Historical)	(Historical)
Assets
Current assets:
Cash and cash equivalents	$251,661	$182,802	$434,463			$434,463
Prepaid expenses and other	140,210	-	140,210			140,210
Inventory	33,979	-	33,979			33,979
Total current assets	425,850	182,802	608,652	-		608,652

Deposit	18,034	-	18,034			18,034
Intangible asset	298,125	-	298,125			298,125
Property and equipment, net	2,555,371	-	2,555,371			2,555,371
Total assets	$3,297,380	$182,802	$3,480,182	$-		$3,480,182

Liabilities and equity
Current liabilities:
Accounts payable	$88,958	$318	$89,276			$89,276
Related party payable	-	50,000	50,000			50,000
Accrued expenses	269,983	-	269,983			269,983
Note payable and accrued interest	205,885	-	205,885			205,885
Convertible notes payable and accrued interest	81,250	-	81,250			81,250
Total current liabilities	646,076	50,318	696,394	-		696,394

Deferred rent	234,666	-	234,666	(234,666)	B	-
Convertible notes payable and accrued interest	476,760	-	476,760			476,760
Total liabilities	1,357,502	50,318	1,407,820	(234,666)		1,173,154

Equity
Preferred stock	-	-	-			-
Common stock	4,894,860	-	4,894,860	(2,964,299)	A	1,930,561
Additional paid-in capital	974,743	-	974,743	(974,743)	A	-
Class A voting; Class B non-voting	-	291,874	291,874	(291,874)	A	-
Accumulated deficit	(4,465,582)	(159,390)	(4,624,972)	4,465,582	A,B	(159,390)
Total equity before non-controlling interest	1,404,021	132,484	1,536,505	234,666		1,771,171
Noncontrolling interest	535,857	-	535,857	-		535,857
Total equity	1,939,878	132,484	2,072,362	234,666		2,307,028
Total liabilities and equity	$3,297,380	$182,802	$3,480,182	-		$3,480,182

 See notes to accompanying unaudited proforma consolidated financial statements.

SMOKIN CONCEPTS DEVELOPMENT CORPORATION
PROFORMA STATEMENT OF OPERATIONS
(UNAUDITED)

		Inception
	Six Months	(May 13, 2013)
	Ended	Through
	June 30, 2013	June 30, 2013

	Smokin Concepts Develop.	Bourbon Brothers Holding Co.,		Proforma		Proforma
	Corp.	LLC	Total	Adjustments		Total
	(Historical)	(Historical)

Revenue	$956,356	$-	$956,356	$-		$956,356
Operating expenses:
Restaurant operating costs	1,102,160	-	1,102,160	-		1,102,160
General and administrative	990,484	57,166	1,047,650	-		1,047,650
Related party expenses	234,876	100,000	334,876	-		334,876
Selling and marketing	18,865	2,224	21,089	-		21,089
Depreciation and amortization	102,324	-	102,324	-		102,324
Total operating expenses	2,448,709	159,390	2,608,099	-		2,608,099

Loss from operations	(1,492,353)	(159,390)	(1,651,743)	-		(1,651,743)

Other expense:
Interest expense	(460,390)	-	(460,390)	-		(460,390)

Net loss	$(1,952,743)	$(159,390)	$(2,112,133)	$-		$(2,112,133)

Net loss attributable to noncontrolling interest	$(222,056)	$-	$(222,056)	$-		$(222,056)

Net loss attributable to SCDC	(1,730,687)	(159,390)	(1,890,077)	-		(1,890,077)

Net loss	$(1,952,743)	$(159,390)	$(2,112,133)	$-		$(2,112,133)

Net loss per share-basic and diluted	$(0.21)			$-		$(0.07)

Weighted average number of common shares
outstanding - basic and diluted	8,130,422			17,262,788	A	25,393,210

See notes to accompanying unaudited proforma consolidated financial statements.

SMOKIN CONCEPTS DEVELOPMENT CORPORATION
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following adjustments are made to the accompanying pro forma balance sheet and statement of operations:

(A)
This entry is to reflect that SCDC will issue of a total number of common shares to the BBHC members in exchange for all of their ownership interests in BBHC. The number of shares issued in the accompanying pro forma financial statements of operations is calculated at the beginning of each of the periods presented to reflect that BBHC members are to receive approximately 80% of the combined entity's shares. The actual number of shares to be issued, upon the anticipated closing of this transaction, will be based on the number of BBHC units outstanding at that date and will be different than the number of shares utilized in the pro forma calculations.

(B)
This entry is to reflect the accounting for a business combination using the acquisition method.  The company will record deferred rent starting for the Transaction date in the post-transaction period based on the terms of the lease.